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On September 13, 2017, The Procter & Gamble Company (“P&G”) distributed the following communication. P&G may in the future send or use the same or substantially similar communications or use selected portions of the following communication from time to time:

CNBC

Mad Money

11 September 2017

Cramer: What do you make of the drama surrounding Procter & Gamble- the giant consumer packaging goods company? We can talk about the increasing contentious proxy fight between ultra-engaged investor Nelson Peltz whose Trian Fund owns a substantial stake in the company and the existing management. Peltz is pushing for a seat on the board of directors, last week he released a detailed 94 -page white presentation laying out his concerns about P&G as it’s currently configured and his plans for the company. Peltz wants Procter to turn itself into what he calls a leaner company with fewer, more autonomous business units, fewer middle managers, more outsiders brought in. In response, the company put out two statement citing the strength of the brands- number 1, number 1, number 1, I could go on and on—and the many ways in which management has already streamlined the business in recent years. Now last week my colleagues, David Faber and Sara Eisen interviewed Nelson Peltz on Squawk on the Street asking him about his plans for Procter. Tonight, I want to give David Taylor, the Chairman, President and CEO of Procter, to tell the story of this great American company himself, by the way with a stock that hit its all-time high today. Mr. Taylor, welcome to Mad Money.

Good to see you, sir.

Taylor: It’s a pleasure to be here, glad to be here.

Cramer: Well look, we know your company has been in the news recently about the proxy fight, but you know what, I think it is important, we’ll get to that, for you to tell the story about the maybe ultimate, iconic American company.

Taylor: P&G has gone through a tremendous transformation in the last several years and we are a very different Company than we were 10 years ago. Nelson Peltz often talks about data that’s been supplied to him by somebody who left eight years ago. Today P&G is back on track. We’ve made changes in our portfolio to get it more focused. We are now in 10 categories-these categories are ones where performance drives purchase. We are the company that brings you all of these brands. PG has also gone through a dramatic portfolio improvement in addition to the productivity improvements. These coupled together, along with the cultural changes we’re making, has P&G back on track. We just finished fiscal 16-17 and we delivered our top line, we beat our bottom line number and delivered our cash number. P&G is back on track.

Cramer: You are admitting that there was a dry spell, maybe a stalled spell at Procter, that perhaps if you take a longer time frame, might indicate that there is some need for more change

Taylor: Well certainly if you look back over a long period of time, we went through a period where we had tremendous foreign exchange impacts and I do acknowledge that. Over that five-year period of time before last year, including really last year, we had 14 billion dollars of foreign exchange impact on the top line, $4.5 billion on the bottom line. But we didn’t accept that we can’t improve. We made the changes to our portfolio; we made the changes in our organization. We’re leaner today than we were five years ago, and especially 10 years ago. And we made the changes in our culture to be able to set ourselves up with a much more focused, empowered and accountable organization.

Cramer: Well this to me sounds like a lot about the brief that Mr. Peltz wants to bring to the table.

Taylor: It’s interesting. I’ve met with Mr. Peltz many times. Nelson and I have talked in person over six times; back and forth 16 times we’ve corresponded. And I’ve listened to his ideas because I believe it is important to listen to investors, but in the first several meeting he did not advance new ideas and the few new ideas he did advance weren’t right for our Company right now. We’ve already made many of the changes he advocates-a more focused company, we’re there. A company that has people empowered and accountable, we’re there today. And we’re executing. The last thing we need right now is a reorganization when you’re delivering and improving across almost every element you look-stay the course, execute brilliantly and create value for the short, mid and long term for our shareholders.

Cramer: Let’s talk about value creation in terms of innovation and growth. What have you brought that has allowed the stock, from July of 2015 when you are now CEO, to materially outperform?

Taylor: The entire leadership team and the 95,000 employees with P&G who are dedicated to creating value. And the changes that I mention have come together-the portfolio changes, the productivity changes, the cultural changes and the organization design is working. And innovation is the lifeblood of P&G. You can go back through decades, we are an innovation-driven growth company. We listen and understand what consumers need so we stay focused on the consumer and we try to do that better than any of our competitors in every category and in every country we compete in. When we do it well we get rewarded with share growth over time. Today you’re seeing it turn. Two years ago, we had two of our top 20 countries growing or holding, today we have 11 of our top 20 countries growing or holding share. The progress is strong.

Cramer: Well let’s talk about the changing world you’re facing. I know you’re always customer-driven, but there are different kinds of real customers. We live in the kind of world where the Walmarts and the Targets are feeling pressure from Amazon. These are great customers of yours. How do you fend off the pressure to reduce your margins? How do you deal with the idea that the aisle of which you’ve dominated through superior packaging and through a look that actually makes you want to buy is no longer the be all, end all business?

Taylor: At the end of the day, consumers decide whether we win or not. And if we have brands that consumers prefer and we bring innovation that grows categories, we earn our customer support. Customers ask me for two things generally: grow the categories and help them make profit. The way you do that is innovating and if you look at it, the innovation that we’re focusing on are across product and package. The way we go to market and the way we communicate is creating value for both consumers and for customers. That’s why we have the support of our leading customers.

Cramer: Well sometimes people feel that there is a-- the millennials don’t buy into the all packaging that you have and all the materials that you have. Millennials may like the pod but they want something that is more natural and organic. What are you doing about this new generation that seems so judgmental about the things that you and I may have liked when we were growing up?

Taylor: The millennials, like almost everybody, want products that solve problems, and performance drives the purchase. And these brands solve problems and provide important needs for each person. Most of these brands are actually winning amongst millennials. What do you really want? If you have dandruff, what do you want? A product that solves the issue-you reach for Head & Shoulders. Interestingly, I’ve heard some say big brands can’t grow. The fastest-growing part of our Company is the big trusted brands, whether that is online or offline, trusted brands that truly perform win with consumers.

Cramer: We have to go back to this idea; you talked about picking up share. But you understand that there was a period where the company had, and I’m going to use this non-pejorative term, stalled where you were not doing as well as competitors. Are you telling me that you’ve been able to turn this around this fast because there was a period where share was lost in many countries.

Taylor: There is no question that’s true and I don’t deny where we are over the last 10 years. But look at what has happened over the last two years, the entire Company has rallied around this strategy. They’ve rallied around the portfolio; they’ve rallied around the organizational change. There is one organizing principle for our Company and that is the product category. And we’ve given each of the 10 product category leaders the accountability, and the responsibility to make the decisions on innovation, branding, all the way down to how many sales people they need in the markets that are end-to-end, and it’s paying off.

Cramer: Alright, well look, we’ve got a lot more to talk about with Procter & Gamble Chairman, President and CEO David Taylor who is fighting a proactive investor who would like very much to be on the board

COMMERCIAL BREAK

Cramer: We’re back with David Taylor. Chairman and CEO and President of Procter & Gamble to hear more about his company’s prospects in the continuing proxy fight with Nelson Peltz. Mr. Taylor, thanks so much for being with us again. Let’s talk about this fight – your company’s stock has been a consistent recommendation of mine since I was at Goldman Sachs, that’s 33 years. You’ve hosted number one brands. You’ve returned $130 billion return in the last 10 years alone. Does it strike you as odd that a company with 61 consecutive years of increased dividends is now the subject of a proxy fight?

Taylor: It is surprising that he’s coming in and suggesting that we do many of the things that we have been doing. We didn’t ask for the proxy fight but I’m absolutely committed as is our Board of Directors to the people of P&G to do what’s right for the short-, mid- and long-term of the Company. And for that reason, we’re fighting it.

Cramer: But why would he necessarily be bad for the short-, mid-, long-term? He’s got 50 years in the consumer space; he’s a large shareholder who certainly wouldn’t want to hurt his own situation. Wouldn’t it be good say for corporate governance to bring in an outsider with a different kind of view?

Taylor: Well, certainly, ten of our directors already are independent so we believe in getting the strongest people possible. And we’ve got an outstanding Board. You know many of our Board members; they’re outstanding and they have deep experience in the areas that are most important for the future of our Company. Many people tell me “why not?” “Why not?” is not the governance standard for our Company. We want why, who are the right people to bring to the Company that would add value for the future?

Cramer: The man’s done a lot of homework and conceivably you could put him on rather than fight him for what he says might be as much as $150 million. You could invite him in and bring those ideas he’s just one person. Why would he disrupt the operation?

Taylor: Couple of things first. I don’t know where he got the $150 million; it’s preposterous.

Cramer: OK, so it’s much less than that? We need to nail that down.

Taylor: My goodness, yes. The cost of solicitation we’ve already given an estimate for around $35 million. Somewhere in that area. Now the “why not.” He’s proposed some things that could be dangerous to the short-term which is re-organize the Company right now and he’s proposed something that is very dangerous for the long-term of this Company and that is eliminating corporate R&D. Many of the inventions in the process improvements that serve many of these brands, and underpin the tremendous performance and efficiency and value they offer, came out of corporate R&D and then into the businesses.

Cramer: Ok but now I want people to understand he is not calling for a cut in the R&D budget, you’re talking about a different kind of R&D.

Taylor: Absolutely.

Cramer: Because you know, with his three business units, he would tell you he’s not trying to eliminate you as the CEO. He is not trying to spend less on R&D. You just think the way you’re spending R&D is fine now versus what he wants.

Taylor: What we want to do, many of the innovations one individual business or a collection of businesses either wouldn’t have afforded or wouldn’t have gone after the connections across many different areas. I can give you several examples. The sachets that are often used for samples in the U.S. and they’re sold by the hundreds of millions in developing markets, the process to make them faster than anybody can make them commercially and at lower cost, was developed using our liquids understanding for our liquids business—and our converting capability that comes out of our paper businesses. If you had separate businesses with separate R&D you wouldn’t have made that connection and we’d have missed the opportunity to take advantage of a real plus.

Cramer: OK, fair enough. Now I wanted to ask you, there were some notations in your previous statement, not the one you put out today, which you said I’m going to quote this here “the Board and management also talked to many directors, CEOs and others who have worked with Mr. Peltz and positive recommendations were not forthcoming.” I know seven of the CEOs and they have said positive things to me. Mr. Peltz says that you’ve spoken to 13 out of 13 and they said that you didn’t even contact them. It seems like there’s a disparity here. Can you explain it?

Taylor: That’s just not true. I have talked to, and Board members have talked to, directors, CEOs and members of senior management. I respect and honor the confidentiality people give or ask for when they give me information. But, we did our homework; P&G does its homework. You know our Board. Our Company is thorough. We want the absolute best for our Company whether it’s a member of the Board of directors or whether it’s our senior management. The standard is the best, and we’ve done our homework, and he’s not the right person for P&G right now.

Cramer: Your board is rigorous. Mr. McNerny is the lead director, we’ve praised him often. Former Boeing, Frank Blake.

Taylor: Yes, another outstanding. Our entire Board is outstanding.

Cramer: So what I need to know is there something else? Is it category? Do you think it’s a lack of knowledge, is there something about Mr. Peltz that wouldn’t bring—after 50 years of consumer products—something to the table of value here?

Taylor: He and many other people could be candidates, but what you want is the best. And we’ve looked at things. We’ve identified areas that the Board really is focused on right now. We want people to understand technology, we want people that have applied technology into our industry. A great example is the last person that joined our Board. We said we wanted folks that understand technology, we brought Amy Chang on the Board. This is somebody with an undergrad and graduate degree from Stanford engineering—hardware and software—worked at McKenzie for a number of years so got to see a number of different companies. Then worked at eBay, applied that technology to our space, then went to Google, again a number of different levels and then ended up as the global head of Google ad measurements and then started her own company as the founder and CEO of another digitally based company. That person is 40 years old, brings diversity, technical skills, and many of the things we’re looking for. That’s what we’re trying to do is find the best people for our Board—not just why not.

Cramer: I don’t mean to interrupt, but Mr. Peltz did say that you cut back your digital spending in the last quarter, in part, to be able to have a better return. Amy Chang was added at the same time. Is it true that you cut it back?

Taylor: We cut the 4th quarter a modest amount because we learned some of our ads were being served to bots and also some of our digital ads were in inappropriate content. We vote with our money. Our digital spending year to year is flat. And the other thing is our digital spending drives our e-commerce business. Our e-commerce business is twice the size of our next competitor. We have a $1Bn business in the US growing at 40%. $1Bn e-commerce business in China growing at 40%. We understand how to reach consumers when and where they’re receptive to the message. We use all forms of media to do that, and we haven’t made a choice to cut digital spending other than to make sure it’s efficiently being served and leveraged.

Cramer: OK. Want to know where you are in this blue vs. white fight. You’re the blue card, for people who are at home, you own the stock. Peltz is the white card. Have you talked to the index funds-have roughly 18?. Have you talked to enough large shareholders? I mention this because Mr. Peltz on our air said that lose isn’t part of his vocabulary. Should it be?

Taylor: I think it should be for him. We’re focused on one thing which is to win the proxy contest because we’re working for all our shareowners. Nelson Peltz, in one of the first meetings I had with him and Jim McNerny, said, “David, you got to give me something for my shareowners.” We need to work for all of our shareowners, we need to do what’s right for the mid- and long-term for the Company, as well as deliver in the short run. Nelson Peltz is not the right person; we have done our homework.

Cramer: He has said that you have told him you cannot bring in outside people at too senior a level or they will fail. That to me says that Procter is too insular.

Taylor: He has taken that very much out of context. We were talking about acquisitions. There have been a number of acquisitions where many senior leaders—some were incented because they had packages that got extra money if they left in the first few years—and others just self-selected out. P&G’s made the choice, and I’ve been very open about it, we’re going to hire the best- if it means selectively going outside we’ll do that. In the last nine months we’ve hired the Chief Information Officer from the outside, we’ve hired our Vice President of personal healthcare in North America from the outside. We have four times as many external experienced hires in the last year as three years ago. Our standard is not internal / external, it’s the best.

Cramer: Now, I don’t want to over-do proxy. I want to talk about long-term for a second. Long-term, if you own the stock for the last 50 years, how have you done?

Taylor: Very well. We’ve supplied a chart, and if you can put it up, it shows P&G’s progress over the long-term. P&G has been an outstanding stock for people to buy and hold.

Cramer: How many companies have had a better record than your 61 years of increased dividends?

Taylor: I don’t know of many. You may know. I’m not sure how many. We’re 61 consecutive years and we’re quite committed to giving consumers a dividend, and our shareholders, and raising that dividend every year. Track record is pretty strong.

Cramer: And, again, you admit that there was a period of underperformance. You’ve come in; you’ve had to do a lot to reinvigorate. True.

Taylor: We have had to make the changes that were necessary, I think that is true. The external environment that created very difficult times for a few years, the foreign exchange impact on our Company was differentially experienced versus European competitors or competitors that were dealing in Pounds or Yen, but we addressed that. We also addressed some of the comments he’s made, a matrixed organization that is too bureaucratic. He said that, but that’s again using data that is eight years old, five years old. What we’ve done is made the changes that are needed to make sure the Company’s positioned to grow for the future. We have a very empowered organization. At the end of the day a couple of things have to happen for P&G to win—we stay focused on consumers, we’re an innovation-driven growth company and we empower the talented people at P&G.

Cramer: But you do understand that he does have your former CFO, a man I have great respect, saying that there’s not enough change.

Taylor: He has a reference point of eight years ago. What has changed in your show for the last eight years? What has changed in our world in the last eight years? Having someone who left eight years ago is not in touch with the changes we’ve made. Today, we are a profoundly different company than we were eight years ago. Our portfolio is different, our capability to generate productivity that we can reinvest in product and package to delight consumers is different than it was, the organizational structure we’ve chosen is different and the culture that underpins that, the empowered P&G people is different. All of those things give me confidence P&G has a bright future.

Cramer: Fair enough. Let’s leave it at that. That’s David Taylor, Chairman, President, CEO of Procter & Gamble. Thank you so much, sir, for coming on Mad Money.

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations, and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodity and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.